EXECUTION COPY

VOTING AGREEMENT

among

CHIPPAC, INC.

and the

SHAREHOLDERS OF ST ASSEMBLY TEST SERVICES LTD

identified on the signature pages hereto

Dated as of February 10, 2004

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of February 10, 2004 (this “Agreement”), among CHIPPAC, INC., a Delaware corporation (the “Company”), and the shareholders (each a “Shareholder”) of ST Assembly Test Services Ltd, a Singapore public company limited by shares (“Parent”), identified on the signature pages hereto.

     WHEREAS, Parent, Camelot Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (as amended from time to time, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), with the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

     WHEREAS, as of the date hereof, the Shareholders are the record, legal and beneficial owner of the number of Parent Ordinary Shares and/or Parent ADSs set forth opposite each Shareholder’s name in Exhibit A hereto (the “Existing Shares” and, together with any Parent Ordinary Shares and Parent ADSs acquired by Shareholders after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise, and any shares into which or for which any or all of the Existing Shares and additional shares may be changed or exchanged, but excluding (i) any Parent Ordinary Shares and Parent ADSs which are or may be borrowed from such Shareholder (the “Loan Shares”) pursuant to any securities lending agreement (the “Lending Agreement”) entered into by such Shareholder prior to the date hereof and (ii) any Parent Ordinary Shares and Parent ADSs which are beneficially owned by such Shareholder (the “Nominee Shares”) and are held in the name of a nominee (the “Nominee”) of such Shareholder, the “Shares”); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, the Company has required that the Shareholders agree to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

     SECTION 1.01. Voting Agreement. (a) Each Shareholder hereby agrees that, from and after the date hereof and until the earlier to occur of the events set forth in Section 4.01, at every meeting of the shareholders of Parent, however called, and at every adjournment thereof, such Shareholder shall appear at any such meeting (in person or by proxy) or otherwise cause the

Shares and any Loan Shares which are entered against such Shareholder’s name in the Depositary Register (as defined in Section 130A of the Singapore Companies Act) or in the Parent register of members, whichever is applicable, as of the time that is 48 hours prior to the date of such meeting of shareholders of Parent (the “Retained Shares”), to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented) such Shareholder’s Shares and Retained Shares: (i) in favor of the approval of the Share Issuance, the Parent Name Change, New Stock Option Plans Adoption, the Parent Board Appointments and otherwise in such manner as may be necessary to consummate the Merger; and (ii) except as otherwise agreed to in writing in advance by the Company, against any action, proposal, agreement or transaction, including, but not limited to, any Competing Transaction (other than the Merger Agreement, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions and the Parent Board Appointments), the purpose or effect of which would be to prevent, delay, postpone or materially adversely affect the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions or the Parent Board Appointments. In all other matters, the Shares and the Retained Shares shall be voted by and in a manner determined by such Shareholder.

     (b) Each Shareholder hereby agrees that such Shareholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in Section 1.01(a) or Section 1.02; provided, however, that the lending of any Loan Shares pursuant to the terms of any Lending Agreement shall not be prohibited or limited in any respect by the terms of this Section 1.01(b).

     (c) This Agreement shall only apply to actions taken by the undersigned in such Shareholder’s capacity as a Shareholder and no provision of this Agreement shall limit or otherwise restrict any Shareholder with respect to any act or omission that such Shareholder may undertake or authorize in such Shareholder’s capacity as a director or officer of Parent, including, without limitation, any vote by such Shareholder in such Shareholder’s capacity as a director or officer of Parent with respect to any matter presented to the Parent Board.

     SECTION 1.02. Irrevocable Proxy. (a) Within five business days after receipt of the Parent Shareholders Circular, each Shareholder shall deliver to Parent, with a copy to the Company Representative (as defined below), a proxy (the “Proxy”) in the form attached to the Parent Shareholders Circular, appointing the Chief Executive Officer of the Company or such other person designated in writing by the Company (the “Company Representative”), and, failing the Company Representative, a representative nominated by such Shareholder (the “Shareholder Representative”), as its proxy to vote such Shareholders’ Shares in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions and the Parent Board Appointments. Each Shareholder agrees not to revoke such Shareholder’s Proxy with respect to the Shares.

     (b) Each Shareholder shall vote such Shareholder’s Retained Shares (if any), and, in the event that the Company Representative fails to vote the Shares covered by the Proxy at the Parent Shareholders’ Meeting pursuant to the Proxy delivered pursuant to Section 1.02(a), the Shareholder Representative shall vote such Shareholder’s Shares at the Parent Shareholders’ Meeting in accordance with the provisions of Section 1.01.

     SECTION 1.03. Instructions to Vote. Within five business days after receipt of the Parent Shareholders Circular, each Shareholder shall deliver, with respect to its Nominee Shares (if any), to its Nominee, with a copy to the Company Representative, written instructions (the “Instructions”) to deliver a proxy to vote such Shareholders’ Nominee Shares in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoptions and the Parent Board Appointments. Each Shareholder agrees not to revoke such Shareholder’s Instructions with respect to the Nominee Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each Shareholder hereby severally represents and warrants to the Company as follows:

     SECTION 2.01. Organization, Qualification. (a) Such Shareholder, if it is an individual, has all legal capacity to enter into this Agreement and to deliver the Proxy and the Instructions and to carry out his or her obligations hereunder.

     (b) Such Shareholder, if it is a corporation or other legal entity, is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to execute and deliver this Agreement and perform its obligations under this Agreement.

     SECTION 2.02. Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, the Proxy and the Instructions and to perform such Shareholder’s obligations hereunder. This Agreement has been, and the Proxy and the Instructions, when delivered, shall be, duly and validly executed and delivered by such Shareholder and, assuming due execution and delivery of this Agreement by the Company, constitute legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms.

     SECTION 2.03. No Conflict. (a) The execution and delivery of this Agreement by such Shareholder does not, the execution and delivery by such Shareholder of the Proxy and the Instructions, when delivered, shall not, and the performance of this Agreement, the Proxy and the Instructions by such Shareholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of such Shareholder (if such Shareholder is a corporation or other legal entity), (ii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of such Shareholder (if such Shareholder is a trust), (iii) except for any Lending Agreement, conflict with or violate any Law applicable to such

Shareholder or by which the Shares owned by such Shareholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares owned by such Shareholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay such Shareholder from performing its obligations under this Agreement, the Proxy and the Instructions.

     (b) The execution and delivery of this Agreement by such Shareholder does not, the execution and delivery by such Shareholder of the Proxy and the Instructions, when delivered, shall not, and the performance of this Agreement, the Proxy and the Instructions by such Shareholder shall not, require any consent, approval, authorization or permit of any Governmental Authority on the part of such Shareholder.

     SECTION 2.04. Title to the Shares. (a) As of the date hereof, such Shareholder is (i) the record, legal and beneficial owner of the number of Shares and (ii) the beneficial owner of the number of Nominee Shares, in each case, as set forth opposite such Shareholder’s name on Exhibit A hereto. In addition, Exhibit A sets forth opposite such Shareholder’s name such Shareholder’s Loan Shares. Except as set forth on Exhibit A and any Loan Shares, such Shares and such Nominee Shares are, now and, at all times during the term hereof will be, all the securities of Parent owned, either of record or beneficially, by such Shareholder. The Shares and the Nominee Shares owned by such Shareholder are now and, at all times during the term hereof will be, owned free and clear of all Liens, other than any Liens created by this Agreement or pursuant to any Lending Agreement. Except as provided in this Agreement, such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Shareholder.

     (b) To the knowledge of such Shareholder, no person controlled by such Shareholder (excluding any other Shareholder) is the record or beneficial owner of 2% or more of the outstanding Parent Ordinary Shares, whether in the form of Parent Ordinary Shares or Parent ADSs.

     SECTION 2.05. Information Provided. (a) To the knowledge of such Shareholder, after due inquiry, none of the information relating to such Shareholder specifically provided by or on behalf of such Shareholder for inclusion in the Registration Statement will, at the time the Proxy Statement is filed with the SEC or sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

     (b) To the knowledge of such Shareholder, after due inquiry, none of the information relating to such Shareholder specifically provided by or on behalf of such Shareholder for inclusion in the Parent Shareholders Circular will, at the time the Parent Shareholders Circular is filed with the SGX-ST or sent or given to shareholders of Parent, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE III

COVENANTS OF SHAREHOLDERS

     SECTION 3.01. No Disposition or Encumbrance of Shares. Each Shareholder hereby agrees that during the term of this Agreement, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (a) sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Shareholder’s Shares or Nominee Shares (or agree or consent to, or offer to do, any of the foregoing), (b) take any action that would have the effect of preventing or adversely affecting such Shareholder from performing such Shareholder’s obligations hereunder or (c) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

     SECTION 3.02. No Solicitation of Transactions. Each Shareholder agrees that, between the date of this Agreement and the date of termination of the Merger Agreement in accordance with its terms, such Shareholder shall not, and shall not permit any of its subsidiaries or any of the directors, officers or employees of such Shareholder, or any of its subsidiaries to, and shall use its best efforts to cause the investment bankers, attorneys, accountants and other representatives retained by it or any of its subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer that constitutes a Competing Transaction; (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; or (iv) authorize or permit any of the officers, directors or employees of such Shareholder or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such Shareholder, to take any such action. Each Shareholder shall notify the Company as promptly as practicable (and in any event within two days after any senior executive of such Shareholder attains knowledge thereof; provided, however, that if such senior executive is a director of Parent, the notice to the Company required by this Section 3.02 shall be provided within one day after such senior executive attains knowledge thereof) if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact. Each Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Nothing in this Section 3.02 shall prevent any Shareholder from acting in such Shareholder’s capacity as an officer or director of Parent, or taking any action in such capacity (including at the direction of the Parent Board).

     SECTION 3.03. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the subsidiaries as are necessary for the consummation of this Agreement.

     SECTION 3.04. Additional Shares. Each Shareholder agrees, while this Agreement is in effect, to give a prompt written notice to Parent of the number of any new Shares or Nominee Shares acquired by such Shareholder after the date hereof.

     SECTION 3.05. Disclosure. Each Shareholder hereby agrees to permit Parent and the Company to publish and disclose in the Registration Statement, the Proxy Statement and the Parent Shareholders Circular (including all documents and schedules filed with the SEC or the SGX-ST), and in any press release or other disclosure document in which Parent and the Company reasonably determine in their good faith judgment that such disclosure is required by Law, including the rules and regulations of the SEC or the SGX-ST, or is appropriate, in connection with the Merger and the other Transactions, such Shareholder’s identity and ownership of the Parent Ordinary Shares and/or Parent ADSs and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement, subject to Parent or the Company using its reasonable best efforts to consult with the Shareholder and to give the Shareholder the right to review and comment on any such disclosure.

     SECTION 3.06. Public Announcement. Each Shareholder agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger.

     SECTION 3.07. Limitations on Sale of Parent Ordinary Shares. Except pursuant to any Lending Agreement, from the date of this Agreement until 90 days after the date of the Effective Time, each Shareholder agrees not to sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, or enter into any put, call, forward purchase contract or forward sale contract or any other contract, agreement or arrangement having the effect of decreasing or eliminating the risk of ownership with respect to, any Parent Ordinary Shares or Parent ADSs (or agree or consent to, or offer to do, any of the foregoing); provided, however, that (i) each Shareholder may transfer Parent Ordinary Shares or Parent ADSs to an affiliate of such Shareholder if such affiliate agrees in writing to comply with the provisions of this Section 3.07; (ii) each Shareholder may sell, during any three-month period, such number of Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) equal to the maximum number of Parent Ordinary Shares that such Shareholder would be permitted to sell during such three-month period in accordance with Rule 144(e) under the Securities Act, assuming that the Parent Ordinary Shares were quoted on Nasdaq and that such rule applied to all sales by the Shareholder and regardless of whether such rule applies; and (iii) each Shareholder may transfer Parent Ordinary Shares or Parent ADSs to any transferee in a transaction consummated in accordance with any private placement exemption from the registration requirements of the Securities Act if such transferee agrees in writing to comply with the provisions of this Section 3.07.

     SECTION 3.08. Review of Agreements. Each Shareholder agrees that such Shareholder has not relied upon Shearman & Sterling LLP, counsel to Parent, or Kirkland & Ellis LLP, counsel for the Company, in arriving at such Shareholder’s decision to execute this Agreement or otherwise in connection with any other document or agreement such Shareholder has entered into in connection with the Merger Agreement or the Transactions.

ARTICLE IV

TERMINATION

     SECTION 4.01. Termination. This Agreement, and all rights and obligations of the parties hereunder (except with respect to Section 3.07 hereof) shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) as between the Company and a Shareholder, the date of execution of any supplement, amendment or modification of (including any waiver of any provision of) the Merger Agreement (but excluding any consent of either Parent or the Company contemplated by Article V of the Merger Agreement) (each, an “Amendment”), that is materially adverse to such Shareholder, unless such Shareholder has given its prior written consent to the terms of such Amendment, and (d) as between the Company and a Shareholder, agreement of the Company and such Shareholder to terminate this Agreement. Upon termination of this Agreement in accordance with its terms, the Proxy and the Instructions shall be void and of no further force and effect. Nothing in this Section 4.01 shall relieve any party of liability for any breach of this Agreement.

ARTICLE V

MISCELLANEOUS

     SECTION 5.01. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

     SECTION 5.02. Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 5.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.03):

     (a) if to a Shareholder, to the address set forth after such Shareholder’s name on the signature pages;

(b)	if to Parent:

ST Assembly Test Services Ltd 10 Ang Mo Kio Street 65 #05-17/20 Techpoint Singapore 569059 Facsimile No. (+65) 6824-7629 Attention: Linda Nai Email: nailinda@stats.st.com.sg with copies to:

Allen & Gledhill 36 Robinson Road #18-01 City House Singapore 068877 Facsimile No. (+65) 6223-3787 Attention: Lucien Wong Email: lucien.wong@allenandgledhill.com

Shearman & Sterling LLP 6 Battery Road, #25-03 Singapore 049909 Facsimile No. (+65) 6230-3899 Attention: Oren B. Azar, Esq. Email: oazar@shearman.com

and

Shearman & Sterling LLP 1080 Marsh Road Menlo Park, CA 94025 Facsimile No. (650) 838-3699 Attention: Michael J. Coleman, Esq. Email: mcoleman@shearman.com

(c)	if to the Company:

ChipPAC, Inc. 47400 Kato Road Fremont, CA 94538 Facsimile No. (510) 979-8004 Attention: Patricia H. McCall Email: patricia.h.mccall@chippac.com with a copy to:

Kirkland & Ellis LLP 777 South Figueroa Street Los Angeles, CA 90017 Facsimile No. (213) 808-8229 Attention: Eva Davis Email: edavis@kirkland.com

Rajah & Tann 4 Battery Road, #26-01 Bank of China Building, Singapore 049909 Facsimile No. (+65) 6536-9453 Attention: Siok Chin Tan Email: siok.chin.tan@rajahtann.com

     SECTION 5.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 5.05. Further Assurances. The Shareholders will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     SECTION 5.06. Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Company may assign all or any of its rights and obligations hereunder to any affiliate of the Company; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 5.07. Parties in Interest; Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except as set forth in Section 5.06 and this Section 5.07, no person who is not a party to this Agreement has any rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any provision of this Agreement.

     SECTION 5.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 5.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore applicable to contracts executed in and to be performed in that country. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Singapore court. The parties hereto hereby (a) submit to the jurisdiction of any Singapore court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

     SECTION 5.10. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 5.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 5.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 5.13. Beneficial Owner. In this Agreement, “beneficial owner” has the meaning ascribed to that term in Rule 13d-3(a) of the Exchange Act, and “beneficially owned” has a consequent meaning.

     SECTION 5.14. Independent Nature of Each Shareholder’s Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. Nothing contained in this Agreement and no action taken by any Shareholder pursuant hereto shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHIPPAC, INC.

/s/ Dennis McKenna
Name: Title:	Dennis McKenna Chairman, CEO and President

SHAREHOLDERS:

SINGAPORE TECHNOLOGIES SEMICONDUCTORS PTE LTD

/s/ Ng Boon Yew
Name: Title: Address:	Ng Boon Yew Group Financial Officer 51 Cuppage Road #09-01 StarHub Centre Singapore 229469

CHARLES RICHARD WOFFORD

/s/ Charles Wofford
Address:	1 Windsor Ridge Frisco, TX 75034

LIM MING SEONG

/s/ Lim Ming Seong
Address:	c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

TAN LAY KOON

/s/ Tan Lay Koon
Address:	c/o ST Assembly Test Services Ltd. 5 Yishuh Street 23 Singapore 768442

PETER SEAH LIM HUAT

/s/ Peter Seah Lim Huat
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

TAY SIEW CHOON

/s/ Tay Siew Choon
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

KOH BENG SENG

/s/ Koh Beng Seng
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

STEVEN HUGH HAMBLIN

/s/ Steven Hugh Hamblin
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

TENG CHEONG KWEE

/s/ Teng Cheong Kwee
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

WILLIAM J. MEDER

/s/ William J. Meder
Address: 1411 East Bayview Tempe, AZ 85283

RICHARD JOHN AGNICH

/s/ Richard John Agnich
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

QUEK SWEE KUAN

/s/ Quek Swee Kuan
Address: 250 North Bridge Road #24-00 Raffles City Tower Singapore 179101

ELEANA TAN AI CHING

/s/ Eleana Tan Ai Ching
Address: Block 503 Sembawang Road #03-22 Seletaris S757707

SUH TAE SUK

/s/ Suh Tae Suk
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

PEARLYNE WANG

/s/ Pearlyne Wang
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

HAN BYUNG JOON

/s/ Han Byung Joon
Address: c/o ST Assembly Test Services Ltd 5 Yishun Street 23 Singapore 768442

NG TIONG GEE

/s/ Ng Tiong Gee

Address: c/o ST Assembly Test Services Ltd
5 Yishuh Street 23 Singapore 768442

EXHIBIT A

LIST OF SHAREHOLDERS

			Number of Parent
			Ordinary Shares
			held in the form of
	Number of Parent Ordinary	Number of Parent ADSs	Parent ADSs by
	Shares Owned	Owned	Nominees	Number of
Name of Shareholder	Beneficially and of Record	Beneficially and of Record	("Nominee Shares")*	Loan Shares

Singapore Technologies Semiconductors Pte Ltd	636,978,050	0	250,000	75,000,000
Charles Richard Wofford	0	0	60,000	0
Lim Ming Seong	0	0	0	0
Tan Lay Koon	60,000	0	0	0
Peter Seah Lim Huat	0	0	0	0
Tay Siew Choon	4,000	0	0	0
Koh Beng Seng	45,000	0	0	0
Steven Hugh Hamblin	0	0	55,000	0
Teng Cheong Kwee	0	0	0	0
William J. Meder	0	0	2,000	0
Richard John Agnich	0	0	0	0
Quek Swee Kuan	0	0	0	0
Eleana Tan Ai Ching	0	0	0	0
Suh Tae Suk	0	0	0	0
Pearlyne Wang	25,000	0	0	0
Han Byung Joon	52,000	0	0	0
Ng Tiong Gee	10,000	0	0	0

*	Calculated by adding (i) the number of Parent Ordinary Shares that are Nominee Shares and (ii) the product of the number of Parent ADSs that are Nominee Shares multiplied by ten.